Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of Breakwave Dry Bulk Shipping ETF and Breakwave Tanker Shipping ETF (each a series of ETF Managers Group Commodity Trust I) of our report dated September 26, 2023, relating to the financial statements of Breakwave Dry Bulk Shipping ETF and Breakwave Tanker Shipping ETF as of and for the years ended June 30, 2023 and 2022, included in the 2023 Form 10-K of the Trust. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC
New York, NY
February 14, 2024